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                                                                 EXHIBIT 10.23

                         SUMMARY OF MANAGEMENT BONUS PLAN

     The Company's executive officers and certain other members of corporate management are eligible to receive annual bonuses in addition to their base salaries. The management bonus plan (the "Plan") is based upon the attainment by management of certain financial goals of the Company. Until such time as the shares of the Company's common stock, par value $0.0001 per share, are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan will be administered by the Board of Directors of the Company. After such registration, the Plan will be administered by a compensation committee composed of at least two "Non-Employee Directors," as such term is defined in rule 16b-3 promulgated under the Exchange Act.